Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Allurion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2023 Stock Option and Incentive Plan Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	7,884,113(2)	$4.54(3)	$35,793,873.02	$0.0001476	$5,283.18

Equity	2023 Employee Stock Purchase Plan Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,422,309(4)	$3.86(5)	$5,488,690.43	$0.0001476	$810.14

Equity	Amended and Restated 2020 Stock Option and Grant Plan Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	3,775,398(6)	$4.54(3)	$17,140,306.92	$0.0001476	$2,529.91

Equity	2010 Stock Incentive Plan Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,553,703 (7)	$4.54(3)	$7,053,811.62	$0.0001476	$1,041.14

Total Offering Amounts					$65,476,681.99		$9,664.37

Total Fee Offsets							$0

Net Fee Due							$9,664.37

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”), shall also cover any additional shares of common stock, par value $0.0001 per share (the “common stock”), of Allurion Technologies , Inc. (the “Registrant”), which may become issuable under the Allurion Technologies, Inc. 2010 Stock Incentive Plan (the “2010 Plan”) or the Allurion Technologies, Inc. Amended and Restated 2020 Stock Option and Grant Plan (the “2020 Plan”), each of which was assumed by the Registrant in connection with the business combination of the Registrant, Compute Health Acquisition Corp., Compute Health Corp., Compute Health LLC, and Allurion Technologies Opco, Inc. (formerly known as Allurion Technologies, Inc.) (the “Business Combination”), the Allurion Technologies, Inc. 2023 Stock Option and Incentive Plan (the “2023 Plan”), or the Allurion Technologies, Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents 7,884,113 shares of common stock initially reserved for future issuance under the 2023 Plan, which includes (a) 7,822,700 shares of common stock initially reserved for future issuance under the Allurion Technologies, Inc. 2023 Stock Option and Incentive Plan (the “2023 Plan”) and (b) 61,413 shares of common stock added to the reserve under the 2023 Plan in connection with the forfeiture of stock options under the Allurion Technologies, Inc. Amended and Restated 2020 Stock Option and Grant Plan (the “2020 Plan”) subsequent to August 1, 2023. The 2023 Plan provides that the number of shares of common stock reserved and available for issuance under the 2023 Plan shall be cumulatively increased on January 1 of each year by (i) five percent (5%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31 (including the number of shares of common stock subject to outstanding unexercised stock options, warrants or stock appreciation rights, and outstanding restricted stock units (collectively, the “Fully Diluted Shares”)) or (ii) such lesser number of shares as determined by the administrator of the 2023 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $4.54, the average of the high and low sale prices of the common stock as reported on the New York Stock Exchange (“NYSE”) on October 19, 2023 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”).

(4)

Represents 1,422,309 shares of common stock initially reserved for future issuance under the 2023 ESPP. The 2023 ESPP provides that the number of shares of common stock reserved and available for issuance under the 2023 ESPP shall be cumulatively increased on January 1 of each year. The number of shares of common stock increased each year will be equal to the least of: (i) one percent (1%) of the number of Fully Diluted Shares on the immediately preceding December 31 (ii) 1,600,000 shares of common stock or (iii) such number of shares of common stock as determined by the administrator of the 2023 ESPP.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on 85% of $4.54, the average of the high and low sale prices of the common stock as reported on NYSE on October 19, 2023 (such date being within five business days of the date that this Registration Statement was filed with the SEC). Pursuant to the 2023 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the offering date or on the exercise date, whichever is less.

(6)	Represents 3,775,398 shares of common stock reserved for issuance under the 2020 Plan assumed in the Business Combination. No further grants will be made under the 2020 Plan.
(7)	Represents 1,553,703 shares of common stock reserved for issuance under the 2010 Plan assumed in the Business Combination. No further grants will be made under the 2010 Plan.